FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person

    George Weast
    107585 Jefferson Drive
    Deerfield Beach, Florida

2.  Date of Event Requiring Statement (Month/Day/Year)

    1/23/01

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Centrack International, Inc.       CENK

5.   Relationship of Reporting Person to Issuer (Check all applicable)

     __X__   Director                   __X__   Owner

     __X__ Officer (give title below) 	_____ 	Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

     Individual or Joint/Group Filing
            (Check Applicable Line)

            _X_ Form filed by One Reporting Person

            ___ Form filed by More than One Reporting Person



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Table I - Non-Derivative Securities Beneficially Owned*
          --------------------------------------------

1.   Title of Security (Instr. 4)

     Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)

     5,422,500 shares

3.   Ownership Form: Direct (D) or Indirect (I)  (Instr. 5)

     (D)

4.   Nature of Indirect Beneficial Ownership (Instr. 5)


Reminder:  Report on a separate line for each class of  securities beneficially owned directly or indirectly.


Table  II  -  Derivative  Securities  Beneficially  Owned  (e.g.,
              puts,  calls, warrants, options, convertible securities)
              --------------------------------------------------------

1.   Title of Derivative Security (Instr. 4)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

4.   Conversion or Exercise Price of Derivative Security

5.   Ownership Form or Derivative Security: Direct (D) or Indirect (I)
     (Instr. 5)

6.   Nature of Indirect Beneficial Ownership (Instr. 5)



                  By:  /s/ George Weast                    2/5/01
                     ------------------------------------------------
                     George Weast

                    **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
* In accordance with Rule 13d-4, the filing of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.



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